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                                                                    Exhibit 4(e)

                      METROPOLITAN LIFE INSURANCE COMPANY

                                [200 Park Avenue
                            New York, New York 10166]

NON-QUALIFIED GROUP ANNUITY ENDORSEMENT

This Endorsement is being added to the Contract as of the issue date in order to summarize and clarify the federal income tax rules that apply to the administration of your Contract and the payment of the proceeds of the Contract or the payment of any Death Benefit.

In order to maintain its status as a nonqualified annuity contract under section 72(s) of the Internal Revenue Code of 1986, as subsequently amended, (the "Code"), notwithstanding anything in the Contract (including any endorsements thereto) to the contrary, the following rules apply:

1. The Owner must furnish Us with names and other information we deem relevant as to participants (annuitants) with respect to whom account balances will be maintained under this Contract.

2. The Owner must indicate in a form acceptable to Us at the time a contributions is made under the Contract, the account balance(s) to which it is to be credited and the amount of each credit; and must indicate in a form acceptable to Us when a withdrawal is requested, the account balances from which to withdraw the funds and the amount of each withdrawal.

3. At the time of a contribution, or a request for a transfer or reallocation of funds, to the extent otherwise permitted under the Contract; the Owner must indicate in a form acceptable to Us the amount to be allocated to each permitted investment division or the fixed interest account, with respect to each affected account balance.

4. Unless the Owner has indicated a designated beneficiary in a form acceptable to Us prior to the death of an Annuitant with respect to an account balance that we record keep under the Contract (or where otherwise permitted under the terms of the Contract, the change of an Annuitant), any death proceeds with respect to an account balance or any remaining account balance must be paid to the Owner within five years of the date of the Annuitant's death (or within 5 years of the change in the Annuitant.

5. Where the Owner has indicated a designated beneficiary with respect to an account balance under this Contract in a form acceptable to us, the account balance may instead be paid out under an income annuity to the designated beneficiary over the designated beneficiary's life or over a period no greater than the designated beneficiary's remaining life expectancy in substantially equal payments beginning within one year of the date of the Annuitant's death and made at least annually.

6. Notwithstanding paragraphs 4 and 5 above, where the Owner has purchased an income annuity with respect to any Annuitant under this Contract and the primary Annuitant dies or is changed (or any Owner dies) on or after the annuity starting date, income payments must continue to be made as least as rapidly as under the payment method in effect at the time of the death, or at the time of the change in primary Annuitant (where otherwise permitted under the terms of the income annuity). Where the primary Annuitant dies prior to the annuity starting date, or where otherwise permitted under the terms of the income annuity, the primary Annuitant is changed, any remaining interest under the purchased income annuity must be paid out as provided in paragraph 4 or 5 above.

      Where the purchased income annuity is owned by a natural person(s), on the death of any owner prior to the annuity starting date, the remaining interest, if any, must be paid out (a) within five years of the date of the owner's death, or (b) as an income annuity over the life of the designated beneficiary under the income annuity, or over a period not exceeding the remaining life expectancy of such designated beneficiary in substantially equal payments made at least annually beginning within one year of the date of death.

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7.    For purposes of paragraph 6 above, where otherwise permitted under the terms of the income annuity, when the payee of the death benefit is the deceased owner's spouse, such surviving spouse may instead of receiving the death benefit, continue the income annuity contract as owner.

8. Any account balance maintained under this Contract is provided solely for employer record keeping purposes. Nothing in the Contract (including this Endorsement, and any other endorsements thereto) shall be construed as providing any interests or rights in any portion of the account balances under this Contract to any person other than the Owner. All interests and rights under the Contract belong to the Contractholder, and are subject to the claims of the Owner's creditors (or subject to the claims of the employer's creditors in bankruptcy, where the Owner is a trustee under a grantor trust that is taxable to the employer under the federal income tax law).

9. Your Contract is intended to comply with section 72(s) of the Code and will be interpreted accordingly. We reserve the right to amend the Contract so as to comply with the provisions of the federal income tax law, including section 72(s) of the Code. We will notify You of any such amendment, and, when required by law, we will obtain the approval of the appropriate regulatory authority.

All other terms and provisions of the Contract are unchanged.

Metropolitan Life Insurance Company has caused this Rider to be signed by its Vice-President & Secretary.

/s/ Gwenn L. Carr
[Gwenn L. Carr
Vice-President & Secretary]


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